UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2016

CIL&D, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., 4th Floor

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

SALE OF CERTAIN RAILROAD ASSETS. On June 23, 2016, Eagle Mountain Mining & Railroad Company, LLC (“EMMR”), a wholly-owned subsidiary of CIL&D, LLC (the “Company”), entered into that certain Asset Purchase Agreement (the “Sale Agreement”), with A&K Railroad, Inc. (“A&K”) pursuant to which EMMR sold most of the fixtures and personal property associated with its Eagle Mountain Railroad. The transaction closed on June 24, 2016. The gross all cash purchase price was $3,306,000.

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

SALE. On June 24, 2016, EMMR sold for $3,306,000 in cash most all of the personnel property and fixtures of its Eagle Mountain railroad. This sale was completed pursuant to the Sale Agreement discussed above under “Item 1.01-Entry Into a Material Contract.” EMMR continues to own its real property, rights-of-way and other items associated with the Eagle Mountain railroad.

The sale was generally on as “AS IS,” “WHERE IS,” “WITH ALL FAULTS” basis although there were several representations and warranties made by the Company addressing such items as environmental matters and ownership of KEM.

In addition to the Company’s cash and investments, the Company’s remaining assets consist primarily of: (i) the outstanding promissory note given by Eagle Mountain Acquisition LLC, the buyer of Kaiser Eagle Mountain, LLC, (“ Junior Promissory Note”); (ii) its 100% interest in Lake Tamarisk Development, LLC (“Lake Tamarisk”), (iii) its 84.247% ownership interest in Mine Reclamation, LLC, and (iv) its 100% interest in Eagle Mountain Mining & Railroad Company, LLC (“EMMR”).

The Junior Promissory note was in the original principal amount of $19,000,000 bearing interest at 5.71% per annum. However, in February 2016 Buyer timely exercised its option to extend the maturity date of the Junior Note from February 29, 2016, to May 31, 2025. Interest on the Junior Note accrues and becomes a part of the principal balance of the Junior Note. The Junior Note provides that the principal amount of the note would increase to $33,106,581 in order to compensate the Company for the full expected value of the Junior Note if the Junior Note was not paid on or before March 31, 2016. Since Buyer did not pay the Junior Note on or prior to March 31, 2016, the principal balance of the Junior Note increased to $33,106,581 as of April 1, 2016. Additionally, the Junior Note requires three separate financial risk payments of (i) $5,000,000 at May 31, 2018, (ii) $7,000,000 at February 28, 2019, and (iii) $8,000,000 at September 30, 2020, if the Junior Note remains outstanding as of those dates and the financing for the proposed Eagle Mountain pump storage hydroelectric project at Eagle Mountain has not closed at such dates (the “Financing Risk Loans”). The first two Financing Risk Loans would bear interest at eight percent (8.00%) per annum and the interest would be paid in cash monthly. If the third Financing Risk Loan should occur, all of the Financing Risk Loans thereafter would bear interest at twelve percent (12%) per annum and the interest would be paid in cash monthly. Each Financing Risk Loan would have a stated maturity of May 31, 2025. There are certain events that accelerate payment of the Junior Note and the Financial Risk Loans, in whole or in part, such as the Project’s receipt of construction financing and the occurrence of an event of default under the Junior Note, the Financial Risk Loans and the documents securing their payment and performance.

EMMR has a mining lease and agreement with KEM which provides EMMR the right to mine certain stock-piled rock and the coarse and fine iron ore tailings at Eagle Mountain. After the sale of most of the personal property and fixtures of the Eagle Mountain railroad, EMMR still also owns certain assets, primarily real property related assets, associated with the Eagle Mountain railroad.

Lake Tamarisk owns real estate at Lake Tamarisk near Desert Center, California including: (i) 65 single family improved lots, including, one residential structure; (ii) 2 multi-family lots totaling 7.4 acres; (iii) 1 commercial lot totaling approximately 3.31 acres; (iv) an approximate 170 acre parcel of unimproved land across the highway from the main entrance to Lake Tamarisk; (v) an approximate 200 acre unimproved parcel adjoining the nine-hole Lake Tamarisk golf course; and (vi) an approximate 39 acre unimproved parcel adjacent to Lake Tamarisk.

The Company is continuing in its efforts in seeking to sell EMMR, Lake Tamarisk and/or all of their respective remaining assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: June 28, 2016	/s/ Richard E. Stoddard

Richard E. Stoddard
Managing Liquidation Director

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